Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2015, relating to the consolidated financial statements of BG Medicine, Inc. and subsidiary (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of BG Medicine, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

May 19, 2015